Exhibit 99.2

- NEWS RELEASE -

Date:	April 19, 2007

Contact:	Michael Carlton
President & CEO
(919) 460-7770

Bruce Elder
Vice President
(919) 466-1005

Crescent Financial Corporation
Announces Stock Split Effected as a 10% Stock Dividend

CARY, N.C. - The Board of Directors of Crescent Financial Corporation (“Crescent”), parent company of Crescent State Bank of Cary, NC and Port City Capital Bank of Wilmington, NC, at its regular meeting on April 18, 2007, declared an 11-for-10 stock split effected as a 10% stock dividend payable on May 22, 2007 to shareholders of record on May 11, 2007. Cash will be paid in lieu of fractional shares.

Mike Carlton, President and CEO stated, “This action taken today by the Board of Directors represents the eighth stock dividend paid by Crescent since its inception on December 31, 1998. For a rapidly growing company, the stock split allows us to provide our stockholders with additional shares while preserving capital to sustain additional expansion. As our organization continues to mature, we will assess our current practice of declaring stock dividends.”

Crescent State Bank is headquartered in Cary, North Carolina and operates ten full-service banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner and Raleigh, North Carolina. Port City Capital Bank is a state chartered bank operating one full-service banking office in Wilmington, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.